Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Chatham Lodging Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares	Rule 457(o)	─	─	$2,180,506	0.0001476	$322

Carry Forward Securities
Carry Forward Securities	Equity	Common Shares	Rule 415(a)(6)	─	─	$47,819,494	0.0001091	$5,217	S-3	333-251602	January 5, 2021	$5,217

Total Offering Amounts						$50,000,000		$5,539
Total Fees Previously Paid								$5,217
Total Fee Offsets								─
Net Fee Due								$322

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the common shares being registered hereunder as a result of share splits, share dividends or similar transactions.